Exhibit 99.1

RiceBran Technologies Reports 1Q 2020 Financial Results
and Provides Business Updates

THE WOODLANDS, Texas, May 5, 2020 /PRNewswire/ — RiceBran Technologies (RIBT) (also the “Company” or “RBT”), a global leader in the production and marketing of value-added products derived from rice bran and a producer of rice, rice co-products, and barley and oat products, announced today the Company’s financial results for the quarter ended March 31, 2020.

“The outbreak of COVID-19 in 2020 has driven strong demand for non-perishable consumer food staples like the rice, oat, and barley products that we offer. This combined with recent capital investments drove a significant acceleration in growth at Golden Ridge and MGI in the first quarter of 2020,” said Brent Rystrom, President and Chief Executive Officer. “We are pleased with how our business is operating in this environment, but we are also carefully managing through the challenges this crisis creates for our operations. With Golden Ridge now running at higher levels, we have also started production of stabilized rice bran at the mill, which should have increasingly positive impacts on our financial results as 2020 progresses. As a result, we are excited for the opportunity to drive substantial sales growth and EBITDA improvements for RiceBran Technologies in 2020 and beyond.”

First Quarter 2020 Operational Highlights:

•
Golden Ridge revenue up over 80% from 4Q19: Revenues from our Golden Ridge Rice Mill facility increased over 80% in the first quarter of 2020 from the December quarter benefiting from increased capacity due to the completion of our debottlenecking project, strong underlying demand, and positive trends in finished rice prices.

•
MGI Grain revenue more than doubled from 4Q19: Revenues from MGI Grain more than doubled in the first quarter of 2020 from the December quarter buoyed by robust demand from an expanding customer base which led to increases in capacity utilization and was supported by improved execution.

•
SG&A reduced on successful cost cutting initiatives: The successful implementation of cost cutting initiatives resulted in a significant reduction in SG&A both on a year-over-year basis and from fourth quarter of 2019 levels. Further reductions are likely as initiatives put in place in the first quarter become fully effective.

•
Focused on maintaining a strong balance sheet: Capital resources and operating liquidity remain strong with over $5.5 million in cash on hand and a significant portion of our accounts receivable facility unused at the end of the first quarter of 2020.

First Quarter 2020 Financial Highlights:

•
Accelerating topline growth: Revenues of $8.3 million reflected an increase of 31% from $6.4 million in the first quarter of 2019 and a 43% increase from $5.8 million in the fourth quarter of 2019. The increase was due to higher revenues from Golden Ridge and from MGI Grain, which was acquired in the second quarter of 2019. Animal feed product revenues increased 32% year-over-year, while food product revenues increased 30%, primarily due to higher sales of finished rice from Golden Ridge and increased buying from our existing customer base.

•
Gross profit margins improving from 4Q19 lows: While our gross profit margin was negative 5% in the first quarter of 2020 compared to positive 5% in the first quarter of 2019, it improved from a negative 10% in the fourth quarter of 2019. The year-over-year decline was due to losses at Golden Ridge related to delays in the completion of debottlenecking at the mill which required us to catch up on lower priced sales contracts in the first quarter of 2020, while the sequential increase in profitability was the result of higher gross profit margin from the Company’s core SRB operations and improved profit trends at MGI vis-a-vis the fourth quarter.

•
Focus on expense reduction driving SG&A lower: SG&A expenses decreased to $2.6 million from $3.3 million in the first quarter of 2019, due to the absence of additional costs associated with the acquisition of Golden Ridge, lower legal and outside accounting fees as well as cost cutting initiatives in the first quarter of 2020. SG&A expenses also decreased from $3.1 million in the fourth quarter of 2019, due to a reduction in operation administration and sales costs which were part of the aforementioned cost cutting initiatives.

•
Favorable trends in adjusted EBITDA continue: Adjusted EBITDA (Non-GAAP) losses were $2.0 million in the first quarter of 2020, a progressive improvement compared to losses of $2.7 million reported in the fourth quarter of 2019 and losses of $3.4 million reported in the third quarter of 2019.  First quarter 2020 adjusted EBITDA losses were modestly higher than losses of $1.9 million in the first quarter of 2019. However, adjusted EBITDA included $0.4 million in the first quarter of 2020 in add backs of non-cash compensation and expenses related to acquisition and financing activities, down from $0.7 million a year ago. As such, EBITDA losses of $2.4 million in the first quarter of 2020 were down from $2.6 million in the first quarter of 2019.

“We entered 2020 with accelerating momentum at both Golden Ridge and MGI,” said Todd Mitchell, Chief Financial Officer. “We also were able to achieve a significant reduction in SG&A through cost cutting initiatives. Both trends give us confidence that we should be able to generate improving EBITDA in the coming quarters.”

Conference Call Information

RiceBran Technologies will host a conference call today, Tuesday, May 5, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (856) 344-9283

•	Toll Free Dial-in number for US/Canada: (866) 288-0540

•	Dial-In number for international callers: (856) 344-9283

•	Participants will ask for the RiceBran Technologies Q1 2020 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=13963.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=13963.

About RiceBran Technologies

RiceBran Technologies is a global leader in the production and marketing of value-added products derived from rice bran as well as a producer of rice, rice co-product, and barley and oat products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. Our highly nutritious and clean label ingredient products derived from rice bran, one of the world’s most underutilized food sources, are produced utilizing our proprietary and patented stabilization technology. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its future financial results, sales growth, EBITDA improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT operations are disrupted by the COVID-19 pandemic. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months ended March 31, 2020, December 31, 2019, September 30, 2019, and March 31, 2019.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (Non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

Investor Contact

Richard Galterio, Ascendant Partners, LLC, (732) 410-9810, rich@ascendantpartnersllc.com

RiceBran Technologies
Consolidated Income Statement (GAAP)
(in $000, except per share amounts)

	3 Months Ended
	3/31/20	3/31/19	% Chg.

Revenue	$8,330	$6,364	31%
Cost of Goods Sold	$(8,735)	$(6,021)	45%
Gross (Loss) Profit	$(405)	$343	(218%)
Gross Margin	(5%)	5%

Sales, General & Admin.	$(2,550)	$(3,341)	(24%)
Operating (Loss)	$(2,955)	$(2,998)	(1%)

Interest Income (Expense)	$(38)	$(12)	217%
Other Income (Expense)	$(40)	$(1)	3900%
Loss Before Income Taxes	$(3,033)	$(3,011)	1%

Taxes	-	-	-
Net Loss - Cont. Ops.	$(3,033)	$(3,011)	1%

Disc. Ops.	-	$(216)	(100%)
Net Loss	$(3,033)	$(3,227)	(6%)

Basic & Diluted Loss per Share:
Cont. Ops.	$(0.08)	$(0.10)	(20%)
Disc. Ops.	-	$(0.01)	(100%)

Weighted Average Shares	39,963,155	29,347,318	36%
Outstanding (Basic & Diluted)

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (non-GAAP)
(in $000)

	3 Months Ended
	3/31/20	3/31/19	% Chg.

Net Loss	$(3,033)	$(3,011)	1%
Interest Expense (income)	$38	$12	217%
Depreciation and Amortization	$638	$410	56%
EBITDA	$(2,357)	$(2,589)	(9%)

Other Income (Expense)	$40	$1	3900%
Share Based Comp	$312	$392	(20%)
Acquisition Related	-	$344	(100%)
Adjusted EBITDA	$(2,005)	$(1,852)	8%

RiceBran Technologies
Consolidated Statement of Cash Flows
(in $000, except per share amounts)

	3 Months Ended
	3/31/20	3/31/19
Cash Flow from Operations
Net Loss - Cont. Ops.	$(3,033)	$(3,011)
Adjustments to reconcile net losses to net cash used in operating activities:
Depreciation	$579	$408
Amortization	$59	$2
Share Based Comp	$312	$392
Other	$(79)	$(48)
Changes in operating assets and liabilities (net of acquisitions)
Accounts Receivable	$(1,315)	$(1,244)
Inventories	$(1,018)	$(149)
Accounts Payable	$231	$(294)
Commodities Payable	$1,108	$(1,818)
Other	$(178)	$(359)
Net Cash Flow from Operations	$(3,334)	$(6,121)

Cash Flow from Investing
Plant, Property & Equipment	$(221)	$(1,160)
Net Cash Flow from Investing	$(221)	$(1,160)

Cash Flow from Financing
Proceeds from Stock Issuance	-	$11,593
Proceeds from Warrants Exercised	-	$1,980
Proceeds from Options Exercised	-	$60
Net Change in Debt	$628	$(118)
Net Cash Flow from Financing	$628	$13,515

Net Change in Cash	$(2,927)	$6,234

BOP Cash Balance	$8,444	$7,269
Net Change in Cash	$(2,927)	$6,234
EOP Cash Balance	$5,517	$13,503

RiceBran Technologies
Consolidated Balance Sheets
(in $000, except per share amounts)

	Period Ended
	3/31/20	12/31/19
Assets

Cash and Cash Equivalents	$5,517	$8,444
Accounts Receivable	$5,106	$3,738
Inventory	$1,916	$898
Other Current Assets	$894	$691
Total Current Assets	$13,433	$13,771

PP&E, Net	$18,769	$19,077
Operating Lease right-of-use assets	$2,678	$2,752
Goodwill & Intangibles	$4,805	$4,865
Other Long-term Assets	-	$27
Total Assets	$39,685	$40,492

Liabilities and Shareholders' Equity

Accounts Payable	$1,146	$833
Commodities Payable	$1,937	$829
Accruals & Prepayments	$1,741	$1,773
Leases, Current	$418	$410
Debt, Current	$2,649	$1,967
Total Current Liabilities	$7,891	$5,812

Leases, Not Current	$2,707	$2,864
Debt, Not Current	$65	$73
Total Liabilities	$10,663	$8,749

Preferred Stock	$112	$112
Common Stock	$319,123	$318,811
Accumulated Deficit	$(290,213)	$(287,180)
Total Shareholders’ Equity	$29,022	$31,743

Total Liabilities and Shareholders’ Equity	$39,685	$40,492

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (non-GAAP)
(in $000)

	3 Months Ended
	12/31/19	12/31/18	% Chg.

Net Loss	$(3,739)	$(2,356)	59%
Interest Expense (income)	$48	$7	586%
Depreciation and Amortization	$559	$229	144%
EBITDA	$(3,132)	$(2,120)	48%

Other Income (Expense)	$(7)	$(132)	(95%)
Share Based Comp	$435	$236	84%
Net Cash Flow from Operations	-	$132	-
Adjusted EBITDA	$(2,704)	$(1,884)	44%

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (non-GAAP)
(in $000)

	3 Months Ended
	9/30/19	9/30/18	% Chg.

Net Loss	$(3,326)	$(1,627)	104%
Interest Expense (income)	$(10)	$2	-
Depreciation and Amortization	$498	$173	188%
EBITDA	$(2,838)	$(1,452)	95%

Other Income (Expense)	$(858)	$(40)	2045%
Share Based Comp	$282	$159	77%
Net Change in Cash	$27	-	-
Adjusted EBITDA	$(3,387)	$(1,333)	154%